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Exhibit 99.2

HISTORICAL RESERVE, PRODUCTION AND CAPITAL EXPENDITURE DATA

	Whittier(2)	RIMCO(3)
Estimated Net Proved Reserves at December 31, 2004(1):
Proved reserves:
Oil (Mbbls)	1,735	2,020
Natural gas (Mmcf)	5,559	10,954
Barrels of oil equivalents (Boe)	2,661	3,846
Proved developed reserves:
Oil (Mbbls)	1,604	1,278
Natural gas (Mmcf)	4,095	8,806
Barrels of oil equivalents (Boe)	2,286	2,746
Proved reserves:
PV-10 before income taxes (in thousands)	$33,458	$62,842
2004 Production Volumes and Capital Expenditures:
Net production volumes:
Oil (Mbbls)	178	156
Natural gas (Mmcf)	795	1,746
Barrels of oil equivalents (Mmboe)	311	447
Average daily production (Boe)	849	1,225
Capital expenditures (in thousands)	$12,081	$4,596
	Whittier	RIMCO
Estimated Net Proved Reserves at December 31, 2003(4):
Proved reserves:
Oil (Mbbls)	1,463	3,145
Natural gas (Mmcf)	2,989	16,399
Barrels of oil equivalents (Boe)	1,961	5,878
Proved developed reserves:
Oil (Mbbls)	1,463	1,925
Natural gas (Mmcf)	2,676	12,198
Barrels of oil equivalents (Boe)	1,909	3,958
Proved reserves:
PV-10 before income taxes (in thousands)	$21,250	$82,910
2003 Production Volumes and Capital Expenditures:
Net production volumes:
Oil (Mbbls)	167	346
Natural gas (Mmcf)	447	4,414
Barrels of oil equivalents (Mmboe)	241	1,082
Average daily production (Boe)	660	2,964
Capital expenditures (in thousands)	$4,334	$10,280

(1)
Based on NYMEX prices of $43.45 per Bbl and $6.15 per Mmbtu at December 31, 2004 for Whittier and a West Texas Intermediate price of $40.25 per Bbl and a NYMEX price of $6.18 per Mmbtu for RIMCO, in each case adjusted for basis and quality differentials and held constant for the life of the properties.

(2)
Whittier's stand-alone average finding and development costs for the three-years ended December 31, 2004 were $7.07 per Boe, and average three year reserve replacement ratio was 433%.

(3)
Changes in PV-10 value and capital expenditures from 2003 to 2004 reflects RIMCO's distribution of $18 million in royalty interests on January 1, 2004 and reduced capital expenditures as a consequence of RIMCO's efforts to sell the company in 2004.

(4)
Based on NYMEX prices of $37.00 per Bbl and $6.19 per Mmbtu at December 31, 2003 for Whittier and a West Texas Intermeditate price of $29.25 per Bbl and $5.97 per Mmbtu for RIMCO, in each case adjusted for basis and quality differentials and held constant for the life of the properties.

        Estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of this data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties and classifications of the reserves based on risk of recovery are a function of the quality of available data and of engineering and geological interpretation and judgment, and the future net cash flows expected therefrom prepared by different engineers, or by the same engineers at different times, may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to our reserves will vary from estimates, and the variances may be material. In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct. PV-10 should not be construed as representative of the fair market value of our proved oil and natural gas properties since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.

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  Exhibit 99.2
HISTORICAL RESERVE, PRODUCTION AND CAPITAL EXPENDITURE DATA